SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULES 13d-1(b), (c), AND
                        (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*


                           Education Realty Trust, Inc
                         ------------------------------

                                (Name of Issuer)

                                  Common Stock
                         ------------------------------

                         (Title of Class of Securities)

                                    28140H104
                         ------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                (x) Rule 13d-1(b)
                                ( ) Rule 13d-1(c)
                                ( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (Continued on following page(s))

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Teachers Insurance and Annuity Association of America, as parent of each of the Reporting Persons.
         I.R.S. # 13-1624203

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                              (b) ( )


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.    SOLE VOTING POWER                  600,000

         6.    SHARED VOTING POWER                841,102

         7.    SOLE DISPOSITIVE POWER             600,000

         8.    SHARED DISPOSITIVE POWER           841,102

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               1,441,102

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAINSHARES                                    (  )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  5.45 %

12.      TYPE OF REPORTING PERSON

                                    IC

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Teachers Insurance and Annuity Association of America, for the benefit of the TIAA Real Estate Account
         I.R.S. # 13-1624203

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                              (b) ( )


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.    SOLE VOTING POWER                  600,000

         6.    SHARED VOTING POWER                0

         7.    SOLE DISPOSITIVE POWER             600,000

         8.    SHARED DISPOSITIVE POWER           0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 600,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAINSHARES                                    (  )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   2.27%

12. TYPE OF REPORTING PERSON

                                     IC

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Teachers Advisors, Inc.
         I.R.S. # 13-3760073

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                              (b) ( )


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.    SOLE VOTING POWER                  0

         6.    SHARED VOTING POWER                595,403

         7.    SOLE DISPOSITIVE POWER             0

         8.    SHARED DISPOSITIVE POWER           595,403

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 595,403

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAINSHARES                                    (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  2.25 %

12.      TYPE OF REPORTING PERSON

                                    IA

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Investment Management, LLC
         I.R.S. #13-3586142

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                              (b) ( )


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.    SOLE VOTING POWER                  0

         6.    SHARED VOTING POWER                245,699

         7.    SOLE DISPOSITIVE POWER             0

         8.    SHARED DISPOSITIVE POWER           245,699

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 245,699

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAINSHARES                                    (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   0.93%

12.       TYPE OF REPORTING PERSON

                                     IA

Item 1(a).        NAME OF ISSUER:

                           Education Realty Trust, Inc

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           530 Oak Court Drive
                           Suite 300
                           Memphis, TN 38117

Items 2(a)-2(c).           NAME, ADDRESS OF PRINCIPAL BUSINESS OFFICE,
                           AND CITIZENSHIP OF PERSONS FILING:

                           Teachers Insurance and Annuity Association of America ("TIAA")
                           730 Third Avenue
                           New York, NY 10017
                           Citizenship: New York

                           Teachers Advisors, Inc. ("Advisors")
                           730 Third Avenue
                           New York, NY 10017
                           Citizenship: Delaware

                           TIAA-CREF Investment Management, LLC
                           ("Investment Management")
                           730 Third Avenue
                           New York, NY 10017
                           Citizenship: Delaware

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock

Item 2(e).        CUSIP NUMBER:  28140H104

Item 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),
                  OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:


TIAA, AS PARENT OF EACH OF THE REPORTING PERSONS

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.

(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      (x)      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act.

(d)      ( )      Investment Company registered under Section 8 of the
                  Investment Company Act.

(e)      ( )      An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E).

(f)      ( )      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

(g)      ( )      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

(j)      ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


TIAA, FOR THE BENEFIT OF THE TIAA REAL ESTATE ACCOUNT

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.

(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      (x)      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act.

(d)      ( )      Investment Company registered under Section 8 of the
                  Investment Company Act.

(e)      ( )      An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E).

(f)      ( )      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

(g)      ( )      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

(j)      ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ADVISORS

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.

(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      ( )      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act.

(d)      ( )      Investment Company registered under Section 8 of the
                  Investment Company Act.

(e)      (x)      An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

(f)      ( )      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

(g)      ( )      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

(j)      ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



INVESTMENT MANAGEMENT

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.

(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      ( )      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act.

(d)      ( )      Investment Company registered under Section 8 of the
                  Investment Company Act.

(e)      (x)      An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

(f)      ( )      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

(g)      ( )      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance  Act.

(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

(j)      ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

Item 4.           OWNERSHIP.

                  (a) Aggregate amount beneficially owned: 1,441,102
                      (See Exhibit A)

                  (b) Percent of class: 5.45 %

                  (c) Powers of shares:

                           Sole Voting Power:                 600,000

                           Shared Voting Power:               841,102

                           Sole Dispositive Power:            600,000

                           Shared Dispositive Power:          841,102

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  See Exhibit A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

Item 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  SIGNATURE.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Date: February 10, 2006

                                           TEACHERS INSURANCE AND
                                           ANNUITY ASSOCIATION OF
                                           AMERICA

                                           By:      ___________________
                                           Maureen M. Milet
                                           Compliance Officer

                                           TEACHERS ADVISORS, INC.

                                           By: /s/ Maureen M. Milet
                                               --------------------
                                           Maureen M. Milet
                                           Compliance Officer

                                           TIAA-CREF INVESTMENT MANAGEMENT, LLC

                                           By: /s/ Maureen M. Milet
                                               --------------------
                                           Maureen M. Milet
                                           Compliance Officer

                                    EXHIBIT A


ITEM 6.  OWNERSHIP.

Teachers Insurance and Annuity Association of America ("TIAA") presently holds 600,000 shares of Issuer's common stock for the benefit of TIAA Real Estate Account, a separate account of TIAA. In addition, TIAA, as the parent of two registered investment advisers, may be deemed to have indirect voting or investment discretion over 841,102 shares of Issuer's common stock that are beneficially owned by five registered investment companies--College Retirement Equities Fund ("CREF"), TIAA-CREF Institutional Mutual Funds ("Institutional Funds"), TIAA-CREF Mutual Funds ("Mutual Funds"), TIAA Separate Account VA-1 ("VA-1") and TIAA-CREF Life Funds ("Life Funds"), as well as the TIAA-CREF Asset Management Commingled Funds Trust I ("TCAM Funds")--whose investment advisers are TIAA-CREF Investment Management, LLC (in the case of CREF) and Teachers Advisors, Inc. (in the case of Institutional Funds, Mutual Funds, VA-1, Life Funds and TCAM Funds), both of which are wholly owned subsidiaries of TIAA. TIAA is reporting the combined holdings of these entities for the purpose of administrative convenience. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer. The filing of this statement should not be construed as an admission that TIAA is, for the purposes of Sections 13 or 16 of the Securities Exchange Act of 1934, the beneficial owner of these shares.